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                                                                   EXHIBIT 23(1)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Prospectus constituting part of this Regustration Statement on Form S-3 of our reports dated February 8, 1994, relating to the consolidated financial statements of USX Corporation, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group, and the financial statements of the Delhi Group, appearing on pages U-3, M-3, S-3, and D-3, respectively, of the Annual Report on Form 10-K of USX Corporation for the year ended December 31, 1993.
We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
August 29, 1994